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Santa Fe Gold Raises $450,000 in Private Offering and
Receives Commitment for Additional $3.5 million

ALBUQUERQUE, N.M. – October 31, 2007 – Santa Fe Gold Corp (OTC Bulletin Board: SFEG), a U.S.-based mining and exploration enterprise focused on gold, silver, copper and industrial minerals, announced that it has completed a private placement of senior subordinated convertible notes and common stock purchase warrants to three accredited investors for an aggregate purchase price of $450,000. It also has received a commitment from another investor for an additional $3.5 million under similar terms, with closing anticipated in approximately two months.

Dr. Pierce Carson, CEO, said, “Notably, the transactions are structured at a fixed price of $1.25 per share and therefore protect the interests of current shareholders.

“We intend to apply the proceeds toward development of our Summit silver-gold project and repayment of approximately $1.0 million owed to present institutional investors. We also are continuing to explore avenues of financing to secure the additional funding required for Summit’s development, which is estimated to total $13.5 million.”

The convertible notes have a term of 60 months and bear interest of 10%. Interest is accrued for eighteen months and thereafter paid quarterly in arrears. At the option of the holders of the convertible notes, the outstanding principal and interest is convertible any time into Santa Fe Gold’s common stock at a conversion price of $1.25 per share, and is automatically converted if the reported weighted average closing sales price of the stock exceeds $2.50 per share for 10 consecutive trading days.

In connection with the transaction, the company issued one warrant for each $2.50 invested, each warrant giving note holders the right to purchase one share of common stock at a price of $1.25 per share for a period of five years. The company agreed to register the shares underlying the notes and warrants upon request, provided the reported weighted average closing sales price of the stock exceeds $1.50 per share for 10 consecutive trading days.

Carson said, “The provision of financing under these terms demonstrates confidence in the company’s assets, its management and its future. The company is in an excellent position to take advantage of the rising gold price and to deliver value to shareholders. We are at an early stage of rapid growth and have a strategic objective of building a substantial exploration and mining company.”

Additional information about the transaction may be found in the company’s 8-K filing.

About Santa Fe Gold Corp:
Santa Fe Gold Corp (OTCBB: SFEG) is a U.S.-based mining and exploration company focused on acquiring and developing gold, silver, copper and industrial mineral properties. The company owns the Summit silver-gold property and a mill site and processing equipment in southwestern New Mexico; mineral lease rights to the Ortiz gold property in north-central New Mexico, believed to contain two million ounces of gold; the Black Canyon mica mine and processing facility near Phoenix, Arizona; and a large resource of micaceous iron oxide (MIO) in western Arizona. Santa Fe Gold intends to build a portfolio of high-quality, diversified mineral assets with an emphasis on precious metals. To learn more about the company, visit www.santafegoldcorp.com.

Forward Looking Statements:
The information contained herein regarding risks and uncertainties, which may differ materially from those set forth in these statements, in addition to the economic, competitive, governmental, technological and other factors, constitutes a "forward-looking statement" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 and is subject to the safe harbors created thereby. While the company believes that the assumptions underlying such forward-looking information are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking information will prove to be accurate. Accordingly, there may be differences between the actual results and the predicted results, and actual results may be materially higher or lower than those indicated in the forward-looking information contained herein.

Investor Relations Contact:
Kelly Black
Premier Media Services
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